Exhibit 99.1

For Immediate Release:	October 23, 2013

Home BancShares, Inc. Announces Completion of the

Acquisition of Liberty Bancshares, Inc.

Conway, AR – Home BancShares, Inc. (Nasdaq: HOMB) (“Home” or “the Company”), parent company of Centennial Bank, today announced that its acquisition of Liberty Bancshares, Inc. (“Liberty”), parent company of Liberty Bank of Arkansas, and its issuance of Home common stock to the shareholders of Liberty in connection with the acquisition were approved by the shareholders of Liberty and Home, respectively, at separate shareholder meetings held earlier today. Pursuant to the terms of a previously announced definitive agreement and plan of merger, Liberty Bank will merge with and into Centennial Bank immediately after the acquisition of Liberty by Home. The transaction will be officially completed upon the filing of articles of merger with the Secretary of State of the State of Arkansas and with the Arkansas State Bank Department expected to occur tomorrow morning, October 24, 2013.

Under the terms of the agreement, Home will issue approximately 8,764,242 shares of its common stock valued at approximately $290.1 million as of October 23, 2013, plus $30 million in cash for all outstanding shares of Liberty common stock. The transaction is accretive to the Company’s book value per common share and tangible book value per common share. On a pro forma basis as of September 30, 2013, the projected book value and tangible book value per common share are $12.84 and $8.04, respectively. Additionally the Leverage ratio, Tier 1 risk-based capital and Total risk-based capital are projected to be 8.3%, 10.5% and 11.2%, respectively as of September 30, 2013 on a pro forma basis.

The completion of the acquisition brings the combined company to approximately $7.0 billion in total assets, $5.4 billion in deposits, $4.4 billion in loans, 153 branches, 186 ATMs, and 1,500 employees across Arkansas, Florida and Southern Alabama. The merger significantly increases the Company’s deposit market share in Arkansas making it the 2nd largest bank holding company headquartered in Arkansas.

“We are excited about adding a great banking organization with some very talented bankers to our family at Home BancShares,” said Randy Sims, Home’s Chief Executive Officer. “We believe the comparable strengths of Home and Liberty will allow our combined bank to continue as a robust, first-class financial institution with experienced local leadership and talented associates who are ready to serve our valued customers and communities throughout our business footprint spanning across Arkansas,” Sims emphasized.

“This game-changing milestone in the histories of two well-established Arkansas banks begins a new era of opportunity for the Company, our Home and Liberty shareholders and customers, and the communities we serve,” said John Allison, Chairman of Home. “This combination is the perfect fit to provide more convenient locations to our loyal customers. We are now truly Arkansas’s community bank.”

“This is a historic day as we embrace both our valued history and our exciting future,” said Wallace W. Fowler, Chairman of Liberty. “We are joining one of the strongest and most respected community banks in the country. We are pleased to be joining the Home BancShares family and know our customers will be well served.”

General

Home BancShares, Inc. is a bank holding company, headquartered in Conway, Arkansas. Our wholly-owned subsidiary, Centennial Bank, provides a broad range of commercial and retail banking plus related financial services to businesses, real estate developers, investors, individuals and municipalities. With the acquisition of Liberty Bank, Centennial Bank will have locations in Central Arkansas, North Central Arkansas, Southern Arkansas, Northeast Arkansas, Northwest Arkansas, Western Arkansas, the Florida Keys, Southwestern Florida, Central Florida, the Florida Panhandle, and South Alabama. The Company’s common stock is traded through the NASDAQ Global Select Market under the symbol “HOMB.”

This release contains forward-looking statements which include, but are not limited to, statements about the benefits of the business combination transaction involving Home and Liberty, including future financial and operating results, the combined company’s plans, objectives, expectations, goals and outlook for the future. Statements in this press release that are not historical facts should be considered forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements of this type speak only as of the date of this news release. By nature, forward-looking statements involve inherent risk and uncertainties. Various factors could cause actual results to differ materially from those contemplated by the forward-looking statements, including, but not limited to, (i) the possibility that the acquisition does not close when expected or at all because required approvals and other conditions to closing are not received or satisfied on a timely basis or at all; (ii) changes in Home’s stock price before closing; (iii) the risk that the benefits from the transaction may not be fully realized or may take longer to realize than expected, including as a result of changes in general economic and market conditions, interest and exchange rates, monetary policy, laws and regulations and their enforcement, and the degree of competition in the geographic and business areas in which Home and Liberty operate; (iv) the ability to promptly and effectively integrate the businesses of Home and Liberty; (v) the reaction to the transaction of the companies’ customers, employees and counterparties; and (vi) diversion of management time on acquisition-related issues. Additional information on factors that might affect Home BancShares, Inc.’s financial results is included in its Registration Statement on Form S-4, effective as of August 30, 2013, and in its Annual Report on Form 10-K for the year ended December 31, 2012, filed with the Securities and Exchange Commission.

FOR MORE INFORMATION CONTACT

Home BancShares, Inc.	Centennial Bank
Brian S. Davis	Randy Sims
Investor Relations Officer	Chief Executive Officer
(501) 328-4770	(501) 328-4656